Consent of Independent Registered Public Accounting Firm

To the Participants and Administrator of the
AVX Corporation Retirement Plan:

We consent to the incorporation by reference in the Registration Statement (No. 33-84904) on Form S-8 of Kyocera Corporation and the Registration Statements (No. 333-00890 and No. 333-177816) on Forms S-8 of AVX Corporation of our report dated June 25, 2014, relating to the financial statements of the AVX Corporation Retirement Plan which appears in this Annual Report on Form 11-K of the AVX Corporation Retirement Plan for the year ended December 31, 2013.

/s/ Elliott Davis, LLC

Greenville, South Carolina June 25, 2014